As filed with the Securities and Exchange Commission on March 25, 2022
Registration No. 333-258506

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Owlet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7370	85-1615012
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2500 Executive Parkway, Ste. 500
Lehi, Utah 84043
(844) 334-5330
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kurt Workman, Chief Executive Officer
2500 Executive Parkway, Ste. 500
Lehi, Utah 84043
(844) 334-5330
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Benjamin Potter
Ryan Maierson
Drew Capurro
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650) 328-4600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-258506)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 to the Registration Statement Shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Owlet, Inc. (File No. 333-258506), initially filed on August 5, 2021 and declared effective by the Securities and Exchange Commission (the “SEC”) on August 24, 2021 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file a consent of PricewaterhouseCoopers LLP with respect to its report dated March 25, 2022 relating to the financial statements of Owlet, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2021 and included in the Prospectus Supplement No. 6 dated March 25, 2022 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
23.1*	Consent of PricewaterhouseCoopers LLP (with respect to Owlet, Inc. consolidated financial statements).

•Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lehi, State of Utah, on the 25th day of March, 2022.

OWLET, INC.

Date: March 25, 2022	By:	/s/ Kurt Workman
	Name:	Kurt Workman
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Kurt Workman	Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2022
Kurt Workman

/s/ Kate Scolnick	Chief Financial Officer (Principal Financial Officer)	March 25, 2022
Kate Scolnick

*	Senior Vice-President and Chief Accounting Officer (Principal Accounting Officer)	March 25, 2022
Nathaniel Yoo

*	Chairman of the Board	March 25, 2022
Lior Susan

*	President and Director	March 25, 2022
Michael Abbott

*	Director	March 25, 2022
Zane Burke

*	Director	March 25, 2022
Laura J. Durr

*	Director	March 25, 2022
John Kim

*	Director	March 25, 2022
Amy McCullough

*	Director	March 25, 2022
Ken Suslow

* By: /s/ Kate Scolnick
Kate Scolnick
Attorney-in-fact